UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

August 6, 2013

SUBURBAN PROPANE PARTNERS, L.P.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-14222	22-3410353
(Commission File Number)	(IRS Employer Identification No.)

240 Route 10 West, Whippany, New Jersey	07981
(Address of Principal Executive Offices)	(Zip Code)

(973) 887-5300

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) At its meeting on August 6, 2013, the Compensation Committee (“Committee”) of the Board of Supervisors of Suburban Propane Partners, L.P. (the “Partnership”) adopted the 2014 Long-Term Incentive Plan of the Partnership (“2014 LTIP”) as a replacement for the Partnership’s existing 2013 Long-Term Incentive Plan (“Existing LTIP”). The 2014 LTIP will become effective on October 1, 2013.

The 2014 LTIP is designed to motivate the Partnership’s executive officers and other key employees to enhance the distributable cash flow of the Partnership in order to support the current level of cash distributions to the Partnership’s Unitholders and to increase the distributable cash flow of the Partnership in order to support future distribution growth. The major difference between the 2014 LTIP and the Existing LTIP is the performance measures utilized to determine the amount of awards earned under the plan, if any. The Existing LTIP measures the market performance of the Partnership’s Common Units on the basis of total return to the Partnership’s Unitholders (“TRU”) during a three-year measurement period, and then compares the Partnership’s TRU to the TRU of each of the other members of a predetermined peer group, consisting solely of other master limited partnerships, approved by the Committee. The 2014 LTIP will measure the average distribution coverage ratio during a three-year measurement period commencing on the first day of the fiscal year in which an unvested award is granted under the plan. The average distribution coverage ratio is calculated as the Partnership’s average distributable cash flow for each of the three years in the measurement period, subject to certain adjustments as set forth in the 2014 LTIP, divided by the amount of annualized cash distributions to be paid by the Partnership, based on the annualized cash distribution rate at the beginning of the measurement period. See Exhibit 99.1 for definitions.

As with the Existing LTIP, unvested awards under the 2014 LTIP will be granted at the beginning of each fiscal year as a Committee-approved percentage of each executive officer’s or other key employee’s salary, and cash payouts, if any, will be earned and paid at the end of the three-year measurement period.

The Committee’s decision to replace the Existing LTIP with the 2014 LTIP was based on its determination that an incentive structure focused on the level of distributable cash flow over a three-year performance period, which supports the sustainability of the cash distributions to Unitholders and future growth in such distributions, is a more meaningful indicator of the Partnership’s performance than comparative TRU, and also better aligns management’s interests with those of the Unitholders.

Also at its August 6, 2013 meeting, the Committee amended the Partnership’s 2009 Restricted Unit Plan to revise the normal vesting schedule of awards granted under that plan. Prior to the amendment, the normal vesting schedule for awarded restricted units was 25% on each of the third and fourth anniversaries of the award grant date and 50% on the fifth anniversary of such date. As a result of the Committee’s action, the normal vesting schedule for awards hereafter granted under the plan will be 33.33% on each of the first three anniversaries of the award grant date. Both before and after the amendment, the Committee retains, under the plan, the discretion to deviate from the normal vesting schedule with respect to particular restricted unit awards. The Committee amended the plan to bring its vesting schedule more in line with those of similar plans offered by other companies.

The foregoing summary descriptions of the 2014 LTIP and amended 2009 Restricted Unit Plan are qualified in their entirety by the full text of the respective plan, which are filed as Exhibits 99.1 and 99.2 to this Current Report and incorporated herein by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits.

99.1	2014 Long-Term Incentive Plan of Suburban Propane, L.P.

99.2	2009 Restricted Unit Plan of Suburban Propane Partners, L.P., as amended on August 6, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUBURBAN PROPANE PARTNERS, L.P.

By:	/s/ PAUL ABEL
Name:	Paul Abel
Title:	Vice President, General Counsel & Secretary

Date: August 7, 2013

EXHIBITS

99.1	2014 Long-Term Incentive Plan of Suburban Propane, L.P.

99.2	2009 Restricted Unit Plan of Suburban Propane Partners, L.P., as amended on August 6, 2013